Posted April 29, 2002

Lennox International to offer $100 million in convertible subordinated notes

(DALLAS, TX - APRIL 29, 2002) -  Lennox International Inc. (NYSE: LII) announced its intent to offer, subject to market and other conditions, $100 million principal amount of convertible subordinated notes due 2009 in a private placement. The notes will be convertible into LII common stock upon certain specified circumstances at the option of the holder, at a price to be determined. The placement of the notes is expected to close in the week of May 6, 2002.

LII intends to use the net proceeds of the issuance to repay a portion of indebtedness under its existing credit facility.

The notes will be offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933.  The notes will not be registered under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

A Fortune 500 company operating in over 70 countries, Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets.  Lennox International stock is traded on the New York Stock Exchange under the symbol “LII.” Additional information is available at: http://www.lennoxinternational.com/ or by contacting Bill Moltner, Vice President, Investor Relations, at 972-497-6670.